EXHIBIT 1

SCHEDULE OF TRANSACTIONS SINCE THE MOST RECENT FILING OF SCHEDULE 13D

Party Effecting Transaction	Trade Date	Buy/Sell/Exercise	No. of Shares/Quantity	Unit Cost/Proceeds	Strike Price	Trade Amount*	Security	Expiration Date
Hudson Executive Capital LP	3/1/2017	Sell	6,490	$2.562068	$70	$1,642,996	Listed Call Option	4/21/2017
Hudson Executive Capital LP	3/1/2017	Buy	6,490	$2.961051	$75	$1,941,472	Listed Call Option	7/21/2017
Hudson Executive Capital LP	4/3/2017	Sell	585,300	$75.7243	N/A	$44,302,908	Common Stock, par value $0.001	N/A
Hudson Executive Capital LP	4/3/2017	Buy	5,853	$5.1027	$75	$3,004,422	Listed Call Option	7/21/2017

* Includes commissions and fees